August 2009 Preliminary Terms No. 161 Registration Statement No. 333-156423 Dated August 7, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying shares, but only if the share price remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the final share price on the valuation date is higher or lower than the initial share price, as long as the share price remains within the specified range at all times. The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the underlying shares appreciate than if the underlying shares depreciate from the initial share price.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	August , 2009
Original issue date:	August , 2009 (5 business days after the pricing date)
Maturity date:	February 24, 2011
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum potential payment:	Due to the price range, the maximum potential payment at maturity will be:
▪ If the final share price increases from the initial share price: $12.60 to $13.00 per note (126% to 130% of the stated principal amount); or
▪ If the final share price decreases from the initial share price: $11.60 to $12.00 per note (116% to 120% of the stated principal amount)
The actual maximum potential payment at maturity will depend on the actual price range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share, published at such time on such day on Bloomberg under ticker symbol “EFA” or any successor symbol, times the adjustment factor at such time on such day.

Price range:	Any share price that is:
▪ greater than or equal to: , which is the initial share price x 80 to 84%; and
▪ less than or equal to: , which is the initial share price x 126 to 130%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date times the adjustment factor on such date
Final share price:	The closing share price on the valuation date times the adjustment factor on such date
Valuation date:	February 18, 2011, subject to postponement for non-trading days and certain market disruption events.
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	617484506
ISIN:	US6174845064
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes  purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for Protected Absolute Return Barrier Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208011

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Investment Overview

Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Price of Shares of the iShares® MSCI EAFE Index Fund (the “notes”) provide investors:

¡	the opportunity for a positive return of

-	up to 26% to 30% if the underlying shares appreciate, or

-	up to 16% to 20% if the underlying shares depreciate,

as long as the share price remains within the specified price range at all times during the observation period

¡	100% principal protection, subject to the credit risk of Morgan Stanley, regardless of the performance of the underlying shares

Maturity:	1.5 years

Maximum potential payment:
Due to the price range, the maximum potential payment at maturity will be:
•      If the final share price increases from the initial share price:
   $12.60 to $13.00 per note (126% to 130% of the stated principal amount); or
•      If the final share price decreases from the initial share price:
   $11.60 to $12.00 per note (116% to 120% of the stated principal amount)

Principal protection:	100%

Payment at maturity:	Par plus $10 times absolute price return If at any time on any day during the observation period the share price is outside the price range, investors will only receive par.

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI EAFE Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on August 5, 2009.

Bloomberg Ticker Symbol:	EFA

Current Share Price:	$51.29

52 Weeks Ago:	$65.38

52 Week High Intraday Share Price (on 8/11/08):	$65.73

52 Week Low Intraday Share Price (on 3/9/09):	$31.56

August 2009	Page 2

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

iShares® MSCI EAFE Index Fund Historical Performance – Intraday Highs, Lows and Closes from January 1, 2004 to August 5, 2009

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a positive return of up to 26% to 30% if the underlying shares increase in price or 16% to 20% if the underlying shares decrease in price, as long as the share price remains within the price range at all times during the observation period.

Best Case Scenario
The share price appreciates or depreciates but remains within the price range at all times during the observation period and investors receive at maturity:
¡      up to $12.60 to $13.00 per note if the underlying shares appreciate, or
¡      up to $11.60 to $12.00 per note if the underlying shares depreciate.
The actual price range will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the underlying shares have appreciated or depreciated significantly but the share price has remained within the price range at all times during the observation period.

Worst Case Scenario
The share price moves outside the price range at any time on any day during the observation period and investors only receive $10 per note (the stated principal amount) at maturity.  The notes are 100% principal protected, subject to the credit risk of Morgan Stanley.

August 2009	Page 3

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Summary of Selected Key Risks (see page 10)

¡	No interest payments

¡	If the share price moves outside the price range, which is greater on the upside than on the downside, at any time on any day, the supplemental redemption amount will be zero

¡	Appreciation potential is limited

¡	Market price influenced by many unpredictable factors

¡	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes

¡	Market value of notes may decline

¡	Not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund

¡	The share price is subject to currency exchange risk

¡	There are risks associated with investments in securities linked to the value of foreign equity securities

▪	Adjustments to the underlying shares or to the share underlying index could adversely affect the notes

¡	The underlying shares and the share underlying index are different

¡	The antidilution adjustments do not cover every event that could affect the underlying shares

¡	The notes will not be listed on any securities exchange and secondary trading may be limited

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially adversely affect the value of the notes

¡	Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to investor interests

August 2009	Page 4

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Fact Sheet
The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying shares and on whether the share price has remained within the price range at all times during the observation period.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the underlying shares appreciate than if the underlying shares depreciate from the initial share price.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2009	August , 2009 (5 business days after the pricing date)	February 24, 2011, subject to postponement due to certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Share underlying index:	The MSCI EAFE Index
Issue price:	$10 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum potential payment:	Due to the price range, the maximum potential payment at maturity will be:
▪ If the final share price increases from the initial share price: $12.60 to $13.00 per note (126% to 130% of the stated principal amount); or
▪ If the final share price decreases from the Initial share price: $11.60 to $12.00 per note (116% to 120% of the stated principal amount)
The actual maximum potential payment at maturity will depend on the actual price range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share, published at such time on such day on Bloomberg under ticker symbol “EFA” or any successor symbol, times the adjustment factor at such time on such day.

Price range:	Any share price that is:
▪ greater than or equal to: , which is the initial share price x 80 to 84%; and
▪ less than or equal to: , which is the initial share price x 126 to 130%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date times the adjustment factor on such date
Final share price:	The closing share price on the valuation date times the adjustment factor on such date
Valuation date:	February 18, 2011, subject to postponement for certain market disruption events.
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

August 2009	Page 5

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617484506
ISIN:	US6174845064
Minimum ticketing size:	100 notes
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on August 6, 2009, the “comparable yield” for the notes would be a rate of 2.3265% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.3494 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$0.0776	$0.0776
January 1, 2010 through June 30, 2010	$0.1172	$0.1948
July 1, 2010 through December 31, 2010	$0.1186	$0.3134
January 1, 2011 through the Maturity Date	$0.0360	$0.3494

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the share price falls outside the price range prior to the original issue date of the notes and therefore, the supplemental redemption amount is fixed at $0 prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were the share price to fall outside of the price range prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

August 2009	Page 6

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the share price and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for protected absolute return barrier notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Supplemental Information Regarding Plan of Distribution:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$1MM
$9.9625	$0.13750	≥$1MM and <$3MM
$9.94375	$0.11875	≥$3MM and <$5MM
$9.925	$0.100	≥$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2009	Page 7

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the price return from -100% to +100%.

Hypothetical Initial Share Price:	50

Hypothetical Price Range:	(i) Any share price that is greater than or equal to 82% of the initial share price, and (ii) Any share price that is less than or equal to 128% of the initial share price

The actual initial share price and the actual price range will be determined on the pricing date.

For the shaded rows, the share price has remained within the price range at all times during the observation period.  In this example, if the share price increases by more than 28% or decreases by more than 18% from the initial share price at any time on any day, you will not receive any supplemental redemption amount.  Investors would only receive $10 per note at maturity.

Final Share Price	Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$100.00	100%	$0.00	$10.00	0%
$75.00	50%	$0.00	$10.00	0%
$70.00	40%	$0.00	$10.00	0%
$67.50	35%	$0.00	$10.00	0%
$65.00	30%	$0.00	$10.00	0%
$64.25	28.5%	$0.00	$10.00	0%
$64.00	28%	$2.80	$12.80	28%
$62.50	25%	$2.50	$12.50	25%
$60.00	20%	$2.00	$12.00	20%
$57.50	15%	$1.50	$11.50	15%
$55.00	10%	$1.00	$11.00	10%
$52.50	5%	$0.50	$10.50	5%
$50.00	0%	$0.00	$10.00	0%
$47.50	-5%	$0.50	$10.50	5%
$45.00	-10%	$1.00	$11.00	10%
$42.50	-15%	$1.50	$11.50	15%
$41.00	-18%	$1.80	$11.80	18%
$40.75	-18.5%	$0.00	$10.00	0%
$40.00	-20%	$0.00	$10.00	0%
$37.50	-25%	$0.00	$10.00	0%
$35.00	-30%	$0.00	$10.00	0%
$25.00	-50%	$0.00	$10.00	0%
$0.00	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the underlying shares appreciate than if the underlying shares depreciate from the initial share price.

The following payment examples illustrate the potential return on the notes at maturity based on the table above.

August 2009	Page 8

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Payment Example 1
The share price increases by 10% from the hypothetical initial share price of 50 to a final share price of 55, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(55 – 50) / 50]  = $1.00

Payment at Maturity  = $11.00

Payment Example 2
The share price decreases by 12% from the hypothetical initial share price of 50 to a final share price of 44, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(44 – 50) / 50]  = $1.20

Payment at Maturity  = $11.20

Payment Example 3
The share price decreases by 2% from the hypothetical initial share price of 50 to a final share price of 49, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(49 – 50) / 50]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final share price.

Payment at Maturity  = $10.00

August 2009	Page 9

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.  The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the share price at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the final share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

¡
You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  In addition, because the lower limit of the price range is smaller than the upper limit, a depreciation of the underlying shares may be more likely to move the shares outside of the price range.  In periods of high volatility, the likelihood of the share price moving outside the price range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the securities markets, it may be significantly more likely for the share price to move outside the price range, resulting in zero supplemental redemption amount.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited to 126% to 130% of the stated principal amount if the final share price increases from the initial share price, or to 116% to 120% of the stated principal amount if the final share price decreases from the initial share price.  If the share price moves outside the price range at any time on any day during the observation period, including on the valuation date, there will be no supplemental redemption amount.  Because it is unlikely, particularly in periods of heightened volatility, that the share price will closely approach these specified levels on the valuation date without having been outside the price range during the observation period, it is unlikely that you will receive a payment at maturity equal to this maximum potential payment.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the underlying shares appreciate than if the underlying shares depreciate from the initial share price.  See “How the Protected Absolute Return Barrier Notes Work” on page 8.

¡
Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the share price.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI EAFE Index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the share price, the exchange rates of the U.S. dollar relative to the currency in which the stocks underlying the MSCI EAFE Index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The share price may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 15 below.  You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

August 2009	Page 10

Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

¡
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Not equivalent to investing in the shares of the iShares® MSCI EAFE Fund. Investing in the notes is not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund, the MSCI EAFE Index or the stocks underlying the MSCI EAFE Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI EAFE Index Fund or the stocks underlying the MSCI EAFE Index.

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The share price is subject to currency exchange risk.  Because the share price is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the share price will be affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

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There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the notes.  The investment adviser to the iShares® MSCI EAFE Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the share price and, consequently, the value of the notes.  Barclays Global Fund Advisors (“BGFA”) is currently the

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Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Investment Adviser for the iShares® MSCI EAFE Index Fund. However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the current investment advisory agreements between BGFA and the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.

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The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  The Investment Adviser generally invests at least 90% of the assets of the iShares® MSCI EAFE Index Fund in securities of the share underlying index and in depository receipts representing securities or the share underlying index.  The Investment Adviser may invest the remainder of such assets in securities not included in the share underlying index but which BGFA believes will help the iShares® MSCI EAFE Index Fund track the share underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

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The antidilution adjustments do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI EAFE Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI EAFE Index Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging the issuer’s obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co., and other affiliates of ours will carry out hedging activities related to the notes (and to other instruments linked to the underlying shares or the MSCI EAFE Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the MSCI EAFE Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI EAFE Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the notes for initial sale to the public could potentially affect the initial share price and, therefore,

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Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

could increase or decrease the final share price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the final share price on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the absolute price return and whether the share price moves outside the price range during the observation period and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the MSCI EAFE Index, may adversely affect the payout to you at maturity.

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Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the notes offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the share price at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI EAFE Index®

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—The MSCI EAFE Index®” in Annex A of the accompanying prospectus supplement for protected absolute return barrier notes.

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Protected Absolute Return Barrier Notes due February 24, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Historical Information

The following table presents the published high and low closing share prices of the underlying shares from January 1, 2004 through August 5, 2009.  The closing share price on August 5, 2009 was $51.29.  We obtained the closing share prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing share prices of the underlying shares as an indication of future performance.

iShares® MSCI EAFE Index Fund	High ($)	Low ($)	Period End ($)
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.70	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter (through August 5, 2009)	51.58	44.01	51.29

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